[GRAPHIC OMITTED]

Exhibit A





                                   EMERA INC.

                        Consolidated Financial Statements

                           December 31, 2003 and 2002







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                                MANAGEMENT REPORT

Management's Responsibility for Financial Reporting

The accompanying consolidated financial statements of Emera Inc. and the information in this annual report are the responsibility of management and have been approved by the Board of Directors ("Board").

The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles. When alternative accounting methods exist, management has chosen those it deems most appropriate in the circumstances. Nova Scotia Power Inc. ("NSPI"), one of Emera Inc.'s electric utilities and principal subsidiary, is regulated by the Nova Scotia Utility and Review Board, which also examines and approves NSPI's accounting policies and practices. Emera Inc.'s other utility, Bangor Hydro-Electric Company ("Bangor Hydro"), is regulated by the Maine Public Utilities Commission, which also examines and approves Bangor Hydro's accounting policies and practices. In preparation of these consolidated financial statements, estimates are sometimes necessary when transactions affecting the current accounting period cannot be finalized with certainty until future periods. Management believes that such estimates, which have been properly reflected in the accompanying consolidated financial statements, are based on careful judgements and are within reasonable limits of materiality. Management has determined such amounts on a reasonable basis in order to ensure that the consolidated financial statements are presented fairly in all material respects. Management has prepared the financial information presented elsewhere in the annual report and has ensured that it is consistent with that in the consolidated financial statements.

Emera maintains effective systems of internal accounting and administrative controls, consistent with reasonable cost. Such systems are designed to provide reasonable assurance that the financial information is relevant, reliable and accurate and that Emera's assets are appropriately accounted for and adequately safeguarded.

The Board is responsible for ensuring that management fulfils its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board carries out this responsibility principally through its Audit Committee.

The Audit Committee is appointed by the Board, and its members are directors who are not officers or employees of Emera Inc. The Committee meets periodically with management, as well as with the internal auditors and with the external auditors, to discuss internal controls over the financial reporting process, auditing matters and financial reporting issues, to satisfy itself that each party is properly discharging its responsibilities, and to review the annual report, the consolidated financial statements and the external auditors' report. The Audit Committee reports its findings to the Board for consideration when approving the consolidated financial statements for issuance to the shareholders. The Committee also considers, for review by the Board and approval by the shareholders, the appointment of the external auditors.

The consolidated financial statements have been audited by Ernst & Young LLP, the external auditors, in accordance with Canadian generally accepted auditing standards. Ernst & Young LLP has full and free access to the Audit Committee.

January 28, 2004

"David McD. Mann"                               "Ronald E. Smith, FCA"
President and Chief Executive Officer           Senior Vice-President and
                                                Chief Financial Officer


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                                AUDITORS' REPORT

To the Shareholders of
Emera Inc.

We have audited the consolidated balance sheets of Emera Inc. as at December 31, 2003 and 2002, and the consolidated statements of earnings, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Halifax, Canada

January 28, 2004


"Ernst & Young LLP"
Chartered Accountants



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Emera Inc.
Consolidated Statements of Earnings
Year Ended December 31
millions of dollars (except earnings per common share)
                                                             2003           2002
--------------------------------------------------------------------------------
Revenue
     Electric                                            $1,104.1       $1,136.3
     Fuel oil                                                84.5           66.0
     Other                                                   42.7           24.9
--------------------------------------------------------------------------------
                                                          1,231.3        1,227.2
--------------------------------------------------------------------------------
Cost of operations
     Fuel for generation and power purchased                363.3          453.2
     Cost of fuel oil sold                                   71.5           57.3
     Operating, maintenance and general                     269.4          284.2
     Grants in lieu of property taxes                        33.1           22.8
     Provincial capital tax                                   7.8            7.3
     Depreciation                                           127.7          127.8
--------------------------------------------------------------------------------
                                                            872.8          952.6
--------------------------------------------------------------------------------
Earnings from operations                                    358.5          274.6
Equity earnings (note 7)                                      8.6            7.0
Regulatory amortization                                    (18.2)         (23.9)
Allowance for funds used during construction                  5.1            4.9
--------------------------------------------------------------------------------
Earnings before interest and income taxes                   354.0          262.6
Interest       (note 8)                                     133.6          144.0
Amortization of defeasance costs                             16.7           19.4
--------------------------------------------------------------------------------
Earnings before income taxes                                203.7           99.2
Income taxes (note 9)                                        61.3            5.0
--------------------------------------------------------------------------------
Net earnings before non-controlling interest                142.4           94.2
Non-controlling interest (note 9 and 19)                     13.2           10.6
--------------------------------------------------------------------------------
Net earnings applicable to common shares                   $129.2          $83.6
--------------------------------------------------------------------------------
Earnings per common share - basic (note 10)                 $1.20          $0.85
--------------------------------------------------------------------------------
Earnings per common share - diluted (note 10)               $1.16          $0.84
--------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements

Emera Inc.
Consolidated Statements of Retained Earnings
Year Ended December 31
millions of dollars
                                                             2003           2002
--------------------------------------------------------------------------------
Retained earnings at beginning of year                     $328.9         $330.0
Goodwill impairment (note 3 and 16)                             -          (0.3)
Net earnings applicable to common shares                    129.2           83.6
--------------------------------------------------------------------------------
                                                            458.1          413.3
Dividends                                                    92.8           84.4
--------------------------------------------------------------------------------
Retained earnings at end of year                           $365.3         $328.9
--------------------------------------------------------------------------------


See accompanying notes to the consolidated financial statements


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Emera Inc.
Consolidated Balance Sheets
As at December 31
millions of dollars
                                     Assets
                                                               2003         2002
--------------------------------------------------------------------------------
Current assets
     Cash and cash equivalents                                $16.9        $28.5
     Accounts receivable (note 11)                            182.9        156.3
     Income tax receivable                                      1.4         31.1
     Inventory                                                 89.8        108.7
     Prepaid expenses                                           6.2          7.1
--------------------------------------------------------------------------------
                                                              297.2        331.7
--------------------------------------------------------------------------------
Long-term receivable (note 12)                                 35.0            -
--------------------------------------------------------------------------------
Deferred charges (note 13)                                    528.9        436.2
--------------------------------------------------------------------------------
Future income tax asset (note 9)                               27.2         26.4
--------------------------------------------------------------------------------
Goodwill (note 16)                                            115.1        137.7
--------------------------------------------------------------------------------
Investments (note 7)                                          102.8        112.2
--------------------------------------------------------------------------------
Property, plant & equipment (note 14)                       2,672.8      2,776.4
Construction work in progress                                  61.9         87.3
--------------------------------------------------------------------------------
                                                            2,734.7      2,863.7
--------------------------------------------------------------------------------
                                                           $3,840.9     $3,907.9
--------------------------------------------------------------------------------

                      Liabilities and Shareholders' Equity
Current liabilities
     Current portion of long-term debt (note 17)             $166.3       $203.9
     Short-term debt (note 18)                                129.2        315.3
     Accounts payable and accrued charges                     207.2        175.1
     Dividends payable                                          3.2          3.3
--------------------------------------------------------------------------------
                                                              505.9        697.6
--------------------------------------------------------------------------------
Future income tax liability (note 9)                           87.6         87.2
--------------------------------------------------------------------------------
Deferred credits (note 13)                                     84.5        105.8
--------------------------------------------------------------------------------
Long-term debt (note 17)                                    1,589.5      1,417.8
--------------------------------------------------------------------------------
Non-controlling interest (note 19)                            260.8        267.5
--------------------------------------------------------------------------------
Shareholders' equity
     Common shares (note 20)                                1,008.4      1,000.2
     Foreign exchange translation adjustment (note 22)       (61.1)          2.9
     Retained earnings                                        365.3        328.9
--------------------------------------------------------------------------------
                                                            1,312.6      1,332.0
--------------------------------------------------------------------------------
                                                           $3,840.9     $3,907.9
--------------------------------------------------------------------------------

Commitments (note 24)
Contingencies (note 9)
Guarantees (note 25)

See accompanying notes to the consolidated financial statements

Approved on behalf of the Board of Directors



"Derek Oland", Chairman                        "David McD. Mann", President and
                                               Chief Executive Officer


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Emera Inc.
Consolidated Statements of Cash Flows
Year Ended December 31
millions of dollars

                                                            2003          2002
--------------------------------------------------------------------------------
Operating activities
   Cash received from customers                           $1,232.6      $1,197.5
   Cash paid to suppliers and employees                    (667.1)       (749.8)
   Cash paid to non-controlling interest                    (14.2)        (14.5)
--------------------------------------------------------------------------------
Cash provided by operations, before interest and taxes       551.3         433.2
Interest paid                                              (127.9)       (147.4)
Income taxes paid                                           (50.9)        (27.9)
Pre-2003 income tax assessment                             (133.0)             -
--------------------------------------------------------------------------------
Net cash provided by operating activities                    239.5         257.9
--------------------------------------------------------------------------------
Financing activities
   Reduction of short-term debt                            (180.5)       (151.8)
   Proceeds from issue of common shares                        7.3         154.4
   Redemption of preferred shares by subsidiary              (7.2)             -
   Issue of long-term debt                                   368.1         121.2
   Retirements of long-term debt                           (197.6)       (186.5)
   Dividends paid on common shares                          (92.9)        (84.4)
   Long-term financing of asset sale                        (45.0)             -
   Other financing activities                               (22.4)           4.3
--------------------------------------------------------------------------------
Net cash used in financing activities                      (170.2)       (142.8)
--------------------------------------------------------------------------------
Investing activities
   Property, plant and equipment                           (121.2)       (106.8)
   Proceeds on sale of fixed assets                           72.4          26.7
   Investments                                              (27.3)        (25.5)
   Retirement spending                                       (4.8)         (3.1)
   Acquisitions (note 4)                                         -         (0.9)
--------------------------------------------------------------------------------
Net cash used in investing activities                       (80.9)       (109.6)
--------------------------------------------------------------------------------
(Decrease)/increase in cash and cash equivalents            (11.6)           5.5
Cash and cash equivalents, beginning of year                  28.5          23.0
--------------------------------------------------------------------------------
Cash and cash equivalents, end of year                       $16.9         $28.5
--------------------------------------------------------------------------------
Cash and cash equivalents consists of:
Cash                                                         $11.0         $15.2
Short-term investments                                         5.9          13.3
--------------------------------------------------------------------------------
Cash and cash equivalents, end of year                       $16.9         $28.5
--------------------------------------------------------------------------------
See accompanying notes to the consolidated financial statements


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Emera Inc.
Notes to the Consolidated Financial Statements

December 31, 2003 and 2002

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Emera Inc. ("Emera" or the Company), incorporated in the Province of Nova Scotia, through its principal subsidiaries, Nova Scotia Power Inc. ("NSPI") and Bangor Hydro-Electric Company ("Bangor Hydro"), is engaged in the production and sale of electric energy, which is regulated by the Nova Scotia Utility and Review Board ("UARB") and the Maine Public Utilities Commission ("MPUC"). Emera follows Canadian generally accepted accounting principles ("GAAP"). NSPI's accounting policies are subject to examination and approval by the UARB and are similar to those being used by other companies in the electric utility industry in Canada. Bangor Hydro's accounting policies are subject to examination and approval by the MPUC and are similar to those being used by other companies in the electric utility industry in Maine. The rate-regulated accounting policies of NSPI and Bangor Hydro may differ from GAAP for non rate-regulated companies. Where these differences are considered significant, disclosure of the policy has been made in these notes to the consolidated financial statements.

     a.   Consolidation

          The consolidated financial statements include the accounts of Emera Inc. and its subsidiaries. Significant intercompany transactions and accounts have been eliminated.

     b.   Measurement Uncertainty

          The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from these estimates.

     c.   Revenue Recognition

          The Company's revenue recognition policy is as follows:
               o Electric: Revenues are recognized on the accrual basis, which includes an estimate of electricity consumed by customers in the year but billed subsequent to year-end.
               o   Fuel Oil: Revenues are recognized on delivery of product.
               o Energy Marketing: Derivative financial and commodity instruments that are not entered into for hedging purposes are recognized at fair market value at year-end.
               o Other: Revenues are recognized on the accrual basis, which includes an estimate for services performed and goods delivered during the year but billed subsequent to year-end. Unearned revenue is recorded as a deferred credit.

     d.   Allowance for Funds Used during Construction

          For the regulated electric business carried on by NSPI and Bangor Hydro, the Company provides for the cost of financing construction work in progress by including an allowance for funds used during construction ("AFUDC") as an addition to the cost of property constructed, using a weighted average cost-of-capital. The allowance will be charged to operations through depreciation over the service life of the related assets and recovered through future revenues.

     e.   Regulatory Amortization


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          In accordance with the regulations of the UARB, significant assets of
          Nova Scotia Power, which are not currently being used and are not expected to provide services to customers in the foreseeable future, are amortized over five years. In 2000 the UARB approved NSPI's request to amortize the Glace Bay generating station over five years. The UARB had allowed Nova Scotia Power flexibility in determining the annual amount to be written off in order to support rate stability. On July 8, 2003, the UARB approved the Company's request to extend the write-off period through 2008, if necessary, with an annual minimum amortization of $6.2 million.

          In accordance with rate and accounting orders issued by the MPUC, Bangor Hydro has recorded regulatory assets and liabilities on its balance sheet. These regulatory assets and liabilities are being amortized over varying lives expiring through 2004 to 2018 through charges to earnings.

     f.   Property, Plant and Equipment

          Property, plant and equipment are recorded at original cost, net of contributions in aid of construction. In accordance with its regulator approved accounting policies, when property, plant and equipment of NSPI and Bangor Hydro are replaced or retired, the original cost plus any removal costs incurred (net of salvage) are charged to accumulated depreciation. For the remainder of the Company, when property, plant and equipment are replaced or retired, any remaining net book value is charged to net earnings.

          Depreciation is determined by the straight-line method, based on the estimated remaining service lives of the depreciable assets in each category. The estimated average service lives for the major categories of plant in service are summarized as follows:

           Functions                          Average Service Life in Years
          -------------------------------------------------------------------
           Generation
               Thermal                                                   43
               Gas turbine                                               36
               Hydroelectric                                             77
               Wind turbine                                              20
           Transmission                                                  47
           Distribution                                                  33
           Offshore                                Unit of production basis
           Other                                                         14
          -------------------------------------------------------------------

          In accordance with the UARB, assets of NSPI, which are not currently being used, but will be useful in providing future service to customers, are not depreciated. Financing costs associated with assets not currently being used are deferred as incurred. Depreciation will occur when the asset goes into service. Significant costs in removing the asset from service may be deferred and amortized to earnings over a five-year period, subject to regulatory approval. Significant costs to return the asset to service are added to the capital cost of the asset.

     g.   Income Taxes and Investment Tax Credits

          In accordance with ratemaking regulations established by the UARB, NSPI uses the taxes-payable method of accounting for income taxes. Bangor Hydro uses the future income tax method where allowed for ratemaking purposes. Emera's remaining subsidiaries follow the future income tax method of accounting for income taxes.

          Investment tax credits arise as a result of incurring qualifying scientific research and development expenditures and are recorded in the year as a reduction from the related expenditures where there is reasonable assurance of collection.

     h.   Employee Future Benefits


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          Pension costs, and costs associated with non-pension post-retirement benefits such as health benefits to retirees and retirement awards, are actuarially determined using the projected benefit method prorated on services and management's best estimate assumptions. Pension fund asset values are calculated using market values at year-end. The expected return on pension assets is determined based on market-related values. The market-related values are determined in a rational and systematic manner so as to recognize asset gains and losses over a five-year period. Adjustments arising from plan amendments are amortized on a straight-line basis over the expected average remaining service period ("ARSP") of active employees. For any given year, when NSPI's net actuarial gain (loss), less the actuarial gain (loss) not yet included in the market-related value of plan assets, exceeds 10% of the greater of the accrued benefit obligation and the market-related value of the plan assets, an amount equal to the excess divided by the ARSP is amortized. The difference between pension expense and pension funding is recorded as a deferred asset or credit on the balance sheet. For Bangor Hydro this excess is amortized on a straight-line basis over the expected average remaining service life of employees, in accordance with ratemaking purposes.

     i.   Stock-Based Compensation

          The Company has two stock-based compensation plans, which are a common share option plan for senior management and an employee common share purchase plan. The Company accounts for its plans in accordance with the fair value based method of accounting for stock-based compensation.

     j.   Cash and Cash Equivalents

          Short-term investments, which consists of money market instruments with maturities of three months or less at an effective interest rate of 2.81% for 2003 (2002 - 2.17%), are considered to be cash equivalents and are recorded at cost, which approximates current market value.

     k.   Inventory

          Inventories of materials and supplies are valued at the lower of average cost and market. Coal and oil inventory is valued at the lower of cost, using the first-in, first-out method, and net realizable value.

     l.   Debt Financing and Defeasance Costs

          Financing costs pertaining to debt issues are amortized over the life of the related debt. The excess of the cost of defeasance investments over the face value of the related debt is deferred and amortized over the life of the defeased debt.

     m.   Costs to Terminate/Restructure Power Purchase Contracts

          Bangor Hydro has power purchase contracts, which it was required to negotiate when oil prices were high, with several independent power producers known as small power production facilities. The cost of power from these facilities is more than Bangor Hydro would incur from other sources if it were not obligated under these contracts. Bangor Hydro has been attempting to alleviate the adverse impact of these high-cost contracts and in doing so has incurred costs to terminate or restructure certain of the contracts. The MPUC has allowed Bangor Hydro to defer these costs and recover them in rates. The annual amortization expense is approximately $23 million.

     n.   Seabrook Nuclear Project

          Bangor Hydro was a participant in the Seabrook nuclear project in Seabrook, New Hampshire. On December 31, 1984, Bangor Hydro had almost $87 million invested in Seabrook, but because the uncertainties arising out of the Seabrook Project were having an adverse impact on Bangor


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                                                               [GRAPHIC OMITTED]

          Hydro's financial condition, an agreement for the sale of Seabrook was reached in mid-1985 and was consummated in November 1986. In 1985 the MPUC issued an order disallowing recovery of certain Seabrook costs, but provided for the recovery through customer rates of 70% of Bangor Hydro's year-end 1984 investment in Seabrook Unit 1 over 30 years. The annual amortization expense is approximately $3 million.

     o.   Derivative Financial & Commodity Instruments

          The Company uses various derivative financial instruments to hedge its exposure to foreign exchange, interest rate, and commodity price risks. These instruments are accounted for as hedges of anticipated transactions and, accordingly, gains and losses on these instruments are included in the measurement of the related hedged risk when realized. Gains and losses on instruments used to hedge foreign exchange and commodity price risks are recognized as a cost of fuel purchases while gains and losses on instruments used to hedge interest rate risks are recognized as a part of interest expense.

          On occasion, non-hedging derivative financial and commodity instruments are entered into and are marked-to-market at each reporting date. The net margin recognized is reflected in other revenue.

     p.   Goodwill

          Effective January 1, 2002, in accordance with new accounting standards, the Company no longer amortizes goodwill. Instead, the Company evaluates the carrying value of goodwill for potential impairment through an annual review and analysis of fair market value. Fair market value is determined by use of net present value financial models which incorporate management's assumptions of future profitability.

          In accordance with the new standards for goodwill acquired after June 30, 2001, Emera has not amortized the goodwill acquired on the acquisition of Bangor Hydro.

     q.   Long-Term Investments

          The Company accounts for certain investments, over which it maintains significant influence but not control, using the equity method, whereby the amount of the investment is adjusted annually for the company's pro-rata share of the income or loss of investment and reduced by the amount of any dividends received.

          Emera accounts for its investments in Maritimes & Northeast Pipeline, Maine Yankee Atomic Power Company, Maine Electric Power Company Inc., and Greyhawk Natural Gas Storage using the equity method.

          Long-term investments over which Emera does not have significant influence are accounted for on the cost basis.

     r.   Deferred Gain on Asset Sale

          In 1999, Bangor Hydro completed a transaction for the sale of substantially all of its electric generating assets and certain transmission rights. Bangor Hydro realized a net gain on the sale, which was recorded as a deferred credit. As specified in its February 2000 MPUC rate order, the deferred gain is being utilized over a multi-year period to reduce electric rates. The annual amortization amounts are recognized in an uneven manner in order to levelize Bangor Hydro's revenue requirement and will be complete in February 2004.

     s.   Foreign Currency Translation


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          Monetary assets and liabilities denominated in foreign currencies are converted to Canadian dollars at rates of exchange prevailing at the balance sheet date. The resulting differences between the translation at the original transaction date and the balance sheet date are charged to earnings.

          Assets and liabilities of self-sustaining foreign operations are translated using the exchange rates in effect at the balance sheet date and the results of operations at the average rates for the period. The resulting exchange gains and losses are deferred and included in a separate component of shareholders' equity.

     t.   Research and Development Costs

          All research and development costs are expensed in the year incurred unless they can be deferred as a part of capital assets.

2. CHANGE IN ACCOUNTING ESTIMATE

        Electric revenues are recognized on the accrual basis, which includes an estimate of electricity consumed by customers in the period but billed subsequent to the period. During the second quarter, the Company's subsidiary, Nova Scotia Power Inc., improved its process for estimating unbilled revenue and as a result, decreased its electric revenue by approximately $10.0 million. During the third quarter, the Company's subsidiary, Bangor Hydro-Electric Company improved its process for estimating unbilled revenue and as a result, decreased its electric revenue by approximately $3.2 million. The impact on future periods is expected to be immaterial.

3.   CHANGE IN ACCOUNTING POLICIES

        In 2002 the Company prospectively adopted the new accounting requirements for stock-based compensation. The Company has adopted the fair value based method of valuation for determining the amount of compensation expense to recognize. As discussed in note 20, the adoption of these new accounting requirements resulted in an additional $0.4 million of compensation expense in 2002.

        In 2002 the Company prospectively adopted the new accounting requirements for goodwill and intangibles. Previously, the Company had amortized goodwill over 20 years. Under the new recommendations, goodwill is no longer amortized but is instead subjected to an annual impairment test with any resulting impairment charged to net earnings. As part of the new standards, the Company did not amortize goodwill on acquisitions completed after June 30, 2001. Accordingly, no goodwill acquired on the purchase of Bangor Hydro was amortized. As discussed in note 16, the resulting impact of the Company's initial transitional impairment test for January 1, 2002 was a charge to retained earnings of $0.3 million.

        In 2002 the Company adopted the new provisions for classification of short-term debt obligations expected to be refinanced. Under the new standard, debt obligations, which are short-term, should be reclassified as long-term if the Company has the intention and the unencumbered ability to refinance the obligations for a period greater than one year. This assessment is performed by taking into account both the actual level of short-term debt at the end of the fiscal year and the forecasted levels of debt for the period to the end of the next fiscal year. The new provisions became effective on January 1, 2002 and have been applied prospectively. As a result, as at December 31, 2002, the Company reclassified $120 million of debt from short-term to long-term.

        In 2002 NSPI changed its policy regarding employee future benefits to use market-related values instead of market values to calculate the expected return on its plan assets. The change entails recognizing changes in the actual fair value of the plan assets in a rational and systematic manner over a five-year period. The change has been applied retroactively but with no resulting material adjustments. The impact in 2002 of changing this policy was to reduce the expense by $5.8 million.


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4.    ACQUISITIONS

    The acquisition described below has been accounted for under the purchase method of accounting, and accordingly the results of operations since the date of acquisition have been included in the consolidated statement of operations.

           2002
           During 2002 Emera Fuels acquired various fuel oil delivery companies for cash consideration of $0.9 million. The assets purchased consisted of property, plant and equipment ($0.3 million) and goodwill ($0.6 million).

5.   SEGMENT INFORMATION

    The Company has two reportable segments: Nova Scotia Power and Bangor Hydro. The Company evaluates performance based on contribution to consolidated net earnings applicable to common shareholders. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

    Reportable segments are determined based on Emera's operating activities. NSPI is engaged in the production and sale of electric energy in Nova Scotia; and Bangor Hydro is engaged in the transmission and distribution of electric energy in central Maine. Other revenue is largely generated from fuel oil sales and processing fees earned on the Company's interest in the offshore platforms and sub-sea gathering lines of the Sable Offshore Energy Project.

                      Nova Scotia Power     Bangor Hydro           Other*              Total
millions of dollars    2003      2002      2003      2002      2003      2002      2003      2002
---------------------------------------------------------------------------------------------------
Revenues from          $900.2    $865.8    $200.1    $263.9    $131.0     $97.5  $1,231.3  $1,227.2
external customers
Depreciation            101.7     103.9      13.5      16.5      12.5       7.4     127.7     127.8
Cost of operations      598.9     637.9     143.0     194.9     130.9     119.8     872.8     952.6
Net inter-segment
revenues/
(expenses)              100.5       4.2     (1.9)     (1.0)    (98.6)     (3.2)         -         -
Equity earnings             -         -         -         -       8.6       7.0       8.6       7.0
Interest expense        104.3     109.6      14.4      17.8      14.9      16.6     133.6     144.0
Income taxes             57.8      15.7      12.5      10.6     (9.0)    (21.3)      61.3       5.0
Net earnings
applicable to
common
shareholders            112.1      86.1      18.8      18.8     (1.7)    (21.3)     129.2      83.6
Segment assets        2,960.9   2,883.3     608.0     752.3     272.0     272.3   3,840.9   3,907.9
Total investing
activities               96.7     104.6      25.4      15.8    (41.2)    (10.8)      80.9     109.6
Goodwill acquired           -         -         -         -         -       0.6         -       0.6
Goodwill impairment         -         -         -         -         -       0.3         -       0.3
loss
----------------------------------------------------------------------------------------------------
*Other consists of items related to corporate activities and other subsidiaries.

                                                               [GRAPHIC OMITTED]

6.  EMPLOYEE FUTURE BENEFITS
    millions of dollars

Emera maintains contributory defined-benefit and defined-contribution pension plans, which cover substantially all of its employees, and plans providing non-pension benefits for its retirees. The details of these plans are outlined below:

Nova Scotia Power

                                                    2003                               2002
                                        Defined-benefit   Non-pension     Defined-benefit    Non-pension
                                            pension         benefits       pension plans      benefits
                                             plans           plans                              plans
---------------------------------------------------------------------------------------------------------
Assumptions
Discount rate                                     6.00%         6.00%              6.50%          6.50%
Long-term rate of return on plan                  7.50%             -              7.50%              -
assets
Rate of compensation increase                 3 to 5.5%     3 to 5.5%          3 to 5.5%      3 to 5.5%
Health care trend - urrent                            -        11.00%                  -         10.00%
                  - ultimate                          -         4.00%                  -          4.00%
---------------------------------------------------------------------------------------------------------
Accrued benefit obligations
Balance, January 1                               $549.8         $33.7             $514.4          $35.1
Employer current service cost                       8.6           1.2                7.8            1.3
Employee contributions                              4.7             -                4.9              -
Interest cost                                      35.2           2.2               34.0            2.4
Past service amendments                             6.1             -                  -              -
Actuarial loss (gain)                              48.3         (4.5)               21.5          (3.7)
Benefits paid                                    (28.7)         (1.4)             (32.8)          (1.4)
---------------------------------------------------------------------------------------------------------
Balance, December 31                             $624.0         $31.2             $549.8          $33.7
---------------------------------------------------------------------------------------------------------
Fair value of plan assets
Balance, January 1                               $406.8             -             $459.0              -
Employee contributions                              4.7             -                4.9              -
Employer contributions                             20.6          $1.4                8.9           $1.4
Actual investment income                           67.9             -             (33.2)              -
Benefits paid                                    (28.7)         (1.4)             (32.8)          (1.4)
---------------------------------------------------------------------------------------------------------
Balance, December 31                             $471.3             -             $406.8              -
---------------------------------------------------------------------------------------------------------
Plan deficit                                   ($152.7)       ($31.2)           ($143.0)        ($33.7)
Unamortized past service costs                      7.0             -                1.2              -
Unamortized actuarial losses                      196.8         (4.1)              181.1            0.4
Unamortized transitional obligation                 0.2          20.1                0.2           22.4
---------------------------------------------------------------------------------------------------------
Accrued benefit asset (liability)                 $51.3       ($15.2)              $39.5        ($10.9)
---------------------------------------------------------------------------------------------------------
Expense
Current service costs                              $8.6          $1.2               $7.8           $1.3
Interest on accrued benefits                       35.2           2.2               34.0            2.4
Less: expected return on plan assets             (37.8)             -             (36.4)              -
Amortization of actuarial losses                    2.5             -                0.5            0.1
Amortization of transitional                          -           2.3                  -            2.2
liability
Amortization of past service costs                  0.3             -                0.1              -
---------------------------------------------------------------------------------------------------------
Total Expense                                      $8.8          $5.7               $6.0           $6.0
---------------------------------------------------------------------------------------------------------

Defined-contribution plan
Employer expense                                   $0.7             -               $0.6              -
---------------------------------------------------------------------------------------------------------

The expected return on plan assets is determined based on the market-related value of plan assets of $506.2 million at January 1, 2003 (January 1, 2002 - $495.5 million), adjusted for interest on certain cash flows during the year.

                                                               [GRAPHIC OMITTED]

Bangor Hydro                                        2003                              2002
                                        Defined-benefit  Non-pension     Defined-benefit     Non-pension
                                           pension         benefits          pension           benefits
                                            plans           plans             plans             plans
---------------------------------------------------------------------------------------------------------
Assumptions
Discount rate                                  6.25%         6.25%                 6.75%         6.75%
Long-term rate of return on plan               8.00%         5.00%                 8.00%         5.00%
assets
Rate of compensation increase                  4.00%         4.00%                 4.00%         4.00%
Health care trend - current                        -         9.00%                     -         9.00%
                  - ultimate                       -         5.00%                     -         5.00%
---------------------------------------------------------------------------------------------------------
Accrued benefit obligations
Balance, January 1                             $95.9         $50.4                 $85.0         $43.8
Employer current service cost                    1.5           1.0                   1.4           0.9
Interest cost                                    5.6           2.7                   6.2           3.2
Actuarial loss (gain)                           14.2         (4.8)                   3.6           2.4
Benefits paid                                  (5.4)         (2.5)                 (5.3)         (1.6)
Amendments                                         -             -                   3.2             -
Special termination charge                         -             -                   2.5           2.1
Foreign currency translation adjustment       (18.6)         (8.9)                 (0.7)         (0.4)
---------------------------------------------------------------------------------------------------------
Balance December 31                            $93.2         $37.9                 $95.9         $50.4
---------------------------------------------------------------------------------------------------------
Fair value of plan assets
Balance, January 1                             $54.4          $1.5                 $66.0          $1.6
Employer contributions                           2.9           2.4                   0.2           1.4
Retiree medical contributions                      -           0.1                     -           0.1
Actual investment income                        10.4             -                 (5.8)             -
Benefits paid                                  (5.4)         (2.5)                 (5.3)         (1.6)
Foreign currency translation adjustment       (10.5)         (0.3)                 (0.7)             -
---------------------------------------------------------------------------------------------------------
Balance December 31                            $51.8          $1.2                 $54.4          $1.5
---------------------------------------------------------------------------------------------------------
Plan deficit                                 ($41.4)       ($36.7)               ($41.5)       ($48.9)
Unamortized past service costs                   3.8             -                   6.0             -
Unamortized actuarial losses                    28.8           7.0                  26.1          15.1
Unamortized transitional obligation                -           5.8                     -           7.9
Unamortized special termination charge           1.8           1.5                   2.4           2.0
---------------------------------------------------------------------------------------------------------
Accrued benefit liability                     ($7.0)       ($22.4)                ($7.0)       ($23.9)
---------------------------------------------------------------------------------------------------------
Expense
Employer current service costs                  $1.5          $1.0                  $1.4          $0.9
Interest on accrued benefits                     5.6           2.7                   6.2           3.2
Less: expected return on plan assets           (5.1)             -                 (6.2)             -
Amortization of actuarial losses                 0.8           0.8                   0.7             -
Amortization of transitional                       -           0.7                     -           0.8
liability (asset)
Amortization of past service costs               1.2             -                   0.3           1.0
Amortization of special termination charge       0.2           0.2                   0.2           0.1
---------------------------------------------------------------------------------------------------------
                                                $4.2          $5.4                  $2.6          $6.0
---------------------------------------------------------------------------------------------------------

Defined-contribution plan
Employer expense                                $0.3             -                  $0.4             -
---------------------------------------------------------------------------------------------------------

The expected return on plan assets is determined based on the market-related value of plan assets of $74.7 million at January 1, 2003 (January 1, 2002 - $80.9 million), adjusted for interest on certain cash flows during the year.

                                                               [GRAPHIC OMITTED]

7.   INVESTMENTS AND EQUITY EARNINGS

Investments are comprised of the following:

millions of dollars                               2003                           2002
                                        Carrying        Equity        Carrying        Equity
                                          value        earnings         value        earnings
----------------------------------------------------------------------------------------------
Equity accounted investments
Maritimes & Northeast Pipeline              $91.4          $9.6          $94.7           $9.1
Maine Yankee Atomic Power Company             4.0             -            6.4              -
Maine Electric Power Company Inc.             1.3             -            1.6              -
Greyhawk Natural Gas Storage                  1.8         (1.0)            2.5          (2.1)
Intragas Energy                               1.9             -            1.9              -
----------------------------------------------------------------------------------------------
Total equity investments                    100.4           8.6          107.1            7.0
Long-term portfolio investments               2.4             -            5.1              -
----------------------------------------------------------------------------------------------
                                           $102.8          $8.6         $112.2           $7.0
----------------------------------------------------------------------------------------------

8.  INTEREST

Interest expense consists of the following:

millions of dollars                                         2003           2002
--------------------------------------------------------------------------------
Interest on long-term debt                                $115.9         $118.4
Interest on short-term debt                                 21.9           26.9
Amortization of debt financing                               1.5            1.4
Foreign exchange (gains) losses                            (3.2)            0.7
--------------------------------------------------------------------------------
                                                           136.1          147.4
Less:
   Defeasance earnings and other interest income           (2.5)          (3.4)
--------------------------------------------------------------------------------
                                                          $133.6         $144.0
--------------------------------------------------------------------------------

9.  INCOME TAXES

The income tax provision differs from that computed using the statutory rates for the following reasons:

millions of dollars                                            2003                    2002
----------------------------------------------------------------------------------------------------
Earnings before taxes                                    $203.7                     $99.2
----------------------------------------------------------------------------------------------------
Income taxes, at statutory rates                           81.7         40.1%        41.8     42.1%
Unrecorded future income taxes on regulated earnings     (18.4)         (9.0)      (37.9)    (38.2)
Equity earnings not subject to tax                        (3.5)         (1.7)       (3.9)     (3.9)
Manufacturing & Processing profits credit                 (2.4)         (1.2)           -         -
Large Corporations Tax                                      5.6           2.7         6.3       6.3
Other                                                     (1.7)         (0.8)       (1.3)     (1.3)
----------------------------------------------------------------------------------------------------
                                                           61.3         30.1%         5.0      5.0%
                                                                    ---------              ---------
Income taxes - current                                     66.6                      23.3
----------------------------------------------------------------------------------------------------
Income taxes - future                                    ($5.3)                   ($18.3)
----------------------------------------------------------------------------------------------------

The future income tax asset and liability comprise the following:

millions of dollars                                    2003       2002
------------------------------------------------------------------------
Future income tax asset:
Tax loss carry forwards                               $28.1      $28.7
Property, plant and equipment                         (0.4)      (4.9)
Deferred charges                                      (0.1)        2.2
Other                                                 (0.4)        0.4
------------------------------------------------------------------------
                                                      $27.2      $26.4
------------------------------------------------------------------------
------------------------------------------------------------------------
Future income tax liability:
Property, plant and equipment                         $74.4      $69.7
Deferred charges                                       14.7        9.1
Regulatory assets                                       5.2       11.4

                                                               [GRAPHIC OMITTED]

Tax loss carry forwards                               (2.0)      (1.8)
Financing                                             (1.7)      (3.8)
Investments                                               -        2.6
Other                                                 (3.0)          -
----------------------------------------------------------------------
                                                      $87.6      $87.2
----------------------------------------------------------------------

NSPI filed income tax returns for previous years that increased the tax depreciation (capital cost allowance) available to be deducted against NSPI's future taxable income. Those returns were reassessed by the Canada Customs and Revenue Agency (CCRA), which disallowed the deductions claimed. A notice of objection was filed with respect to the reassessments, and the issue was litigated. In January 2002 NSPI received a favourable decision from the Tax Court of Canada with respect to CCRA's reassessment of its corporate income tax returns. CCRA appealed the decision to the Federal Court of Appeal which, in January 2003, overturned the Tax Court ruling. In November 2003, NSPI was granted leave to appeal the Federal Court decision to the Supreme Court of Canada. It is expected that the Appeal will be heard by the Supreme Court in 2004.

As a result of the Federal Court's decision, NSPI is now recognizing a provision for income taxes. Without the benefit of this additional deduction, it is estimated that the Company's tax liability at December 31, 2002 would have been approximately $118 million ($149 million including interest). The Company has reduced its previous estimate of $157 million including interest as a result of reductions in previous years' taxable income as a result of CCRA reassessments. In February 2003 the UARB provided an accounting order providing for deferral of any pre-2003 income tax liability together with any related interest until the matter is resolved.

At December 31, 2003, assuming that NSPI`s Appeal is successful, NSPI's unrecorded future income tax asset is approximately $237 million (2002 - $283 million), a decrease of approximately $46 million (2002 - $37 million) from the previous year. The asset consists of deductible temporary differences of $619 million (2002 - $715 million deductible temporary differences and $30 million of unused non-capital tax losses).

If NSPI's Appeal is unsuccessful, the unrecorded future income tax asset of NSPI would be approximately $47 million (2002 - $65 million), consisting of deductible temporary differences of $121 million (2002 - $171 million).

NON-CONTROLLING INTEREST

Non-controlling interest consists of NSPI and Bangor Hydro preferred share dividends less a net recovery of income tax expense of $1.0 million (2002 - $3.9 million). The income tax recovery of $6.6 million in 2003 (2002 - $9.5 million) is reflected as a reduction of preferred share dividends with an offsetting increase in income tax expense.

millions of dollars                                                               2003           2002
------------------------------------------------------------------------------------------------------
Preferred share dividend                                                         $14.2          $14.5
Part VI.1 tax on preferred share dividends                                         5.6            5.6
Part I tax recovery related to the Part VI.1 tax deduction - current year        (6.6)          (5.2)
Part I tax recovery related to the Part VI.1 tax deduction - prior years             -          (4.3)
------------------------------------------------------------------------------------------------------
                                                                                 $13.2          $10.6
------------------------------------------------------------------------------------------------------

10.   EARNINGS PER SHARE

    Earnings per share for 2003 are as follows:

                                                                                          2003
                            ------------------------------------------------------------------
                               Net earnings ($ millions)   Weighted average common     EPS ($)
                                                           shares (millions)
----------------------------------------------------------------------------------------------
Basic EPS                              $129.2                   108.0                  $1.20
Employee share plans                        -                     0.2                  (0.01)
Series C preferred shares of              6.5                     7.5                  (0.02)
NSPI
Series D preferred shares of              8.4                     8.1                  (0.01)


                                       16

                                                               [GRAPHIC OMITTED]

NSPI
----------------------------------------------------------------------------------------------
Diluted EPS                            $144.1                   123.8                  $1.16
----------------------------------------------------------------------------------------------

    Earnings per share for 2002 are as follows:

                                                                                         2002
                            ------------------------------------------------------------------
                               Net earnings ($ millions)   Weighted average common    EPS ($)
                                                           shares (millions)
----------------------------------------------------------------------------------------------
Basic EPS                                 $83.6                98.9                   $0.85
Employee share plans                          -                 0.1                   (0.01)
----------------------------------------------------------------------------------------------
Diluted EPS                               $83.6                99.0                   $0.84
----------------------------------------------------------------------------------------------

Senior management stock options, whose exercise price exceeded the average market price for the period, were excluded from the above calculations because they were anti-dilutive. Preferred shares in NSPI were excluded from the above calculations for 2002 because they were anti-dilutive.

11.   ACCOUNTS RECEIVABLE SECURITIZATION

In February 2002, NSPI renewed an agreement with a third party to sell up to $88 million of high quality accounts receivables on a revolving basis. As part of the agreement, NSPI continues to service all accounts receivables and retains an interest in 10% of the accounts receivables sold, which has been recorded as a deferred charge. This retained interest is measured at its carrying value, which is substantially equal to its fair value. At December 31, 2003, net trade receivables sold amounted to $50 million (2002 - $75 million). The agreement is in place until February 2004 with the intention that it be renewed at that time.

12.     LONG-TERM RECEIVABLE

    The current portion of the long-term receivable, which arose from Emera's sale of its 8.4% interest in the offshore platforms and sub-sea field gathering lines of the Sable Offshore Energy Project to Pengrowth Corporation, is $10.0 million and has been classified in accounts receivable on the balance sheet. The remaining balance is due as follows:

                             millions of dollars
                             2005                        $15.0
                             2006                         20.0
                                                     ----------
                                                         $35.0
                                                     ----------

    Late payments bear interest at prime plus 500 basis points. The receivable is secured.

13.  DEFERRED CHARGES AND CREDITS

Deferred charges and credits comprise the following:

millions of dollars                                             2003        2002
--------------------------------------------------------------------------------
Deferred charges:
Unamortized debt financing and defeasance costs               $204.0      $215.6
Pre-2003 income tax liability and related interest             148.7           -
Costs to terminate/restructure purchased power contracts        72.2       114.7
Seabrook nuclear project                                        26.1        34.5
Accrued pension and non-pension benefit asset (note 6)          36.1        28.6
Retained interest in accounts receivable securitized             5.0         7.5
Other                                                           36.8        35.3
--------------------------------------------------------------------------------
                                                              $528.9      $436.2
--------------------------------------------------------------------------------

Deferred credits:
Future site restoration liability                              $22.9       $26.9
Accrued pension and post-retirement benefit costs (note 6)      29.4        30.9
Deferred gain on asset sale                                      1.0        15.6

                                                               [GRAPHIC OMITTED]

Unearned revenue                                                14.2        11.3
Other                                                           17.0        21.1
--------------------------------------------------------------------------------
                                                               $84.5      $105.8
--------------------------------------------------------------------------------

14.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is comprised of the following:

                                                           2003
                                ------------------------------------------------
 millions of dollars                     Cost       Accumulated              Net
                                                   Depreciation       Book Value
--------------------------------------------------------------------------------
 Generation
     Thermal                         $1,601.8            $609.8           $992.0
     Gas Turbine                         77.5              28.3             49.2
     Hydroelectric                      357.5             118.9            238.6
     Wind Turbine                         2.9               0.1              2.8
 Transmission                           665.1             273.9            391.2
 Distribution                         1,230.1             508.7            721.4
 Other                                  377.6             100.0            277.6
--------------------------------------------------------------------------------
                                     $4,312.5          $1,639.7         $2,672.8
--------------------------------------------------------------------------------

                                                           2002
                                ------------------------------------------------
 millions of dollars                     Cost       Accumulated              Net
                                                   Depreciation       Book Value
--------------------------------------------------------------------------------
 Generation
     Thermal                         $1,587.2            $581.8         $1,005.4
     Gas Turbine                         35.0              28.1              6.9
     Hydroelectric                      354.9             114.9            240.0
    Wind Turbine                          3.2                 -              3.2
 Transmission                           661.5             261.1            400.4
 Distribution                         1,246.9             487.7            759.2
 Offshore                                67.8               7.8             60.0
 Other                                  389.9              88.6            301.3
--------------------------------------------------------------------------------
                                     $4,346.4          $1,570.0         $2,776.4
--------------------------------------------------------------------------------

At December 31, 2003, the Glace Bay generating station had a net book value of $22.5 million (2002 - $27.0 million). During the year NSPI amortized $6.2 million (2002 - $1.0 million) related to the plant, and capitalized $1.7 million in AFUDC (2002 - $1.8 million) to the plant value.

During 2002 the Company recognized impairment of $6.4 million on assets included in construction work in progress, a reflection of management's best estimate of projected future cash flows on these assets.

15.  DISPOSAL OF LONG-LIVED ASSETS

On December 31, 2003 Emera sold its 8.4% interest in the offshore platforms and sub-sea field gathering lines of the Sable Offshore Energy Project (SOEP) to Pengrowth Corporation for total proceeds of $73.6 million consisting of cash proceeds of $28.6 million and a receivable of $45.0 million. The $73.6 million consists of property, plant and equipment of $70.7 million and working capital of $2.9M. The sale price of $65.0 million as of July 1, 2003, the effective date of the transaction, was increased to $70.7 million for capital transactions from the effective date of the transaction to the closing date. A loss of $1.2 million ($0.6 million after-tax) has been recognized in OM&G expense. The loss on sale offsets profits earned from July 1, 2003, the effective date of the transaction, to the signing date of October 31, 2003.

16.  GOODWILL

The change in goodwill is due to the following:

millions of dollars                                     2003                2002
--------------------------------------------------------------------------------
Balance, beginning of year                             $137.7             $138.4
Acquired during the year                                    -                0.6
Impairment loss recognized                                  -              (0.3)
Change in foreign exchange rate                        (22.6)              (1.0)
--------------------------------------------------------------------------------

                                                               [GRAPHIC OMITTED]

Balance, end of year                                   $115.1             $137.7
--------------------------------------------------------------------------------

During the first quarter of 2002, the Company adopted the new accounting recommendations for goodwill. Previously, the Company amortized goodwill over 20 years. Under the new recommendations, goodwill is no longer amortized but is instead subjected to an annual impairment test with any resulting impairment charged to earnings. The Company was also required to perform an initial impairment test as of January 1, 2002, and to charge any impairment to opening retained earnings.

As a result of its initial goodwill impairment tests, the Company determined that goodwill impairment existed in one of its subsidiaries. The cause of the impairment was lower estimates of future profitability and resulted in a charge to retained earnings of $0.3 million.

17.  LONG-TERM DEBT

Long-term debt includes the issues detailed below. All long-term debt instruments are issued under trust indentures at fixed interest rates, and are unsecured unless noted below. Also included are certain bankers acceptances and commercial paper where the Company has the intention and the unencumbered ability to refinance the obligations for a period greater than one year.

                                    Effective Average
                                     Interest Rate %
millions of dollars                  2003       2002     Years of Maturity       2003      2002
-------------------------------------------------------------------------------------------------
Emera
Medium Term Notes                    6.000      6.000           2006           $100.0    $100.0
Private Placement - secured by       6.297      6.297           2006             10.0      10.0
letter of credit
Bankers Acceptances                  3.344      2.980    One year renewable      40.0       9.0

NSPI
Medium Term Notes                    7.135      7.321       2002 - 2097       1,240.0     940.0
Debentures                           9.750      8.490       2003 - 2019          95.0     245.0
Commercial paper                     2.765      2.730    One year renewable      81.0     111.0


Bangor Hydro (issued and
payable in US$)
First Mortgage Bonds                 9.740      9.177       2020 - 2022          64.6     102.6
Financing Authority of Maine         7.030      7.030           2005             49.4      87.4
Municipal Review Committee           5.000      5.000           2008             12.7      18.5
Senior unsecured note                6.091      6.090           2012             25.9      31.6
Senior unsecured notes               5.310        -             2018             64.6         -
Less: Sinking Funds                                                            (27.4)    (33.4)
-------------------------------------------------------------------------------------------------
                                                                              1,755.8   1,621.7
Less: Amount due within one year                                                166.3     203.9
-------------------------------------------------------------------------------------------------
                                                                             $1,589.5  $1,417.8
-------------------------------------------------------------------------------------------------

Repayments of long-term debt are due as follows:

millions of dollars
--------------------------------------------------------------------------------
Year of Maturity                                            2003         2002
--------------------------------------------------------------------------------
One year renewable                                        $121.0       $120.0
2003                                                           -        203.9
2004                                                       166.3        172.0
2005 - net of sinking funds                                100.8        103.2
2006                                                       153.0        153.6
2007                                                         3.4          4.1
2008                                                       122.1            -
Greater than 5 years                                     1,089.2        864.9
--------------------------------------------------------------------------------
                                                        $1,755.8     $1,621.7
--------------------------------------------------------------------------------

                                                               [GRAPHIC OMITTED]

18.  SHORT-TERM DEBT

Short-term debt consists of commercial paper of nil (2002 - $115.6 million), bankers' acceptances of $81.7 million (2002 - $128.0 million), and LIBOR loans of $28.8 million (2002 - $27.1 million) issued against lines of credit. Commercial paper, bankers' acceptances and LIBOR loans bear interest at prevailing market rates, which on December 31, 2003, averaged 2.77%, 3.35% and 1.74% respectively (2002 - 2.88%, 3.36% and 2.02%). The operating line of credit consists of advances of $13.5 million (2002 - $19.4 million), which when drawn upon, bears interest at the prime rate, which on December 31, 2003, was 4.5% (2002 - 4.5%). The short-term debt in NSPI and Emera is unsecured. Also, Bangor Hydro has a revolving credit loan agreement of $5.2 million (2002 - $25.2 million) that bears interest of 1.9% (2002 - 2.4%). This revolving credit loan is secured by a First Mortgage Bond.


19.  NON-CONTROLLING INTEREST

The non-controlling interest represents preferred shares that are held in Nova Scotia Power Inc. and Bangor Hydro-Electric Company.

AUTHORIZED:

Nova Scotia Power

Unlimited number of First Preferred Shares, issuable in series.

Unlimited number of Second Preferred Shares, issuable in series.

Bangor Hydro

600,000 non-participating, cumulative preferred shares, par value US$100 per share, redeemable at the option of the issuer.



ISSUED AND OUTSTANDING:
                                                                      Preferred
                                                       Millions of        Share
millions of dollars                                         Shares      Capital
--------------------------------------------------------------------------------
January 1, 2002                                              10.45       $267.5
--------------------------------------------------------------------------------
December 31, 2002                                            10.45       $267.5
Bangor Hydro preferred share redemption                     (0.04)        (6.7)
--------------------------------------------------------------------------------
December 31, 2003                                            10.41       $260.8
--------------------------------------------------------------------------------

Nova Scotia Power

Series B First Preferred Shares and Series C Purchase Warrants

On March 8, 1999, NSPI issued 5,000,000 First Preferred Share Units at a price of $6.25 per Unit. Each unit consisted of one non-detachable cumulative, redeemable First Preferred Share, Series B and a Warrant to purchase one cumulative, redeemable First Preferred Share, Series C for cash consideration of $18.75. On October 1, 2000, unit holders exercised 4,417,116 Series C purchase warrants and Series B First Preferred Shares, and converted them to Series C First Preferred Shares. Virtually all of the remaining Series C purchase warrants and Series B First Preferred Shares were exercised on either January 1 or April 1, 2001 with a cash payment of $18.75. The remaining 1,305 Series B First Preferred Shares, which had not been converted to Series C, were cancelled in the second quarter of 2002 and each shareholder received their original investment.

                                                               [GRAPHIC OMITTED]

Series C First Preferred Shares

Each Series C First Preferred Share is entitled to a $1.225 per share per annum fixed cumulative preferential dividend, as and when declared by the Board of Directors, accruing from the date of issue and payable quarterly on the first day of January, April, July and September of each year. On or after April 1, 2009, NSPI may redeem for cash the Series C First Preferred Shares, in whole at any time or in part from time to time at $25.00 per share plus accrued and unpaid dividends. The Series C First Preferred Shares will be exchangeable into Emera Inc. common shares on April 1, 2009.

Series D First Preferred Shares

On October 31, 2000, NSPI issued 5,400,000 First Preferred Shares for a price of $25 per share. Each share is entitled to a fixed cumulative cash dividend of $1.475 per share per annum, as and when declared by the Board of Directors. These dividends will accrue from the date of issue and will be payable quarterly on the fifteenth day of January, April, July, and October of each year. On or after October 15, 2015, NSPI may redeem for cash the Series D First Preferred Shares, in whole at any time, at $25 per share plus accrued and unpaid dividends. The Series D First Preferred Shares will be exchangeable into Emera Inc. common shares on October 15, 2015.

Bangor Hydro

The preferred shares issued by Bangor Hydro consist of three separate issues:

   o  2003 - 6,277 (2002 - 25,000) non-callable 7% preferred shares
   o  2003 - 0 (2002 - 4,840) callable 4.25% preferred shares
   o  2003 - 0 (2002 - 17,500) Series A callable 4% preferred shares

During 2003, Bangor Hydro redeemed substantially all of its outstanding preferred shares.

20.  COMMON SHARES

AUTHORIZED:

Unlimited number of non-par value Common Shares.

ISSUED AND OUTSTANDING:

millions of dollars                                                          Millions     Common Share
                                                                                   of          Capital
                                                                               Shares
-------------------------------------------------------------------------------------------------------
January 1, 2002                                                                 98.00           $845.4
New common share issue                                                           9.50            149.5
Issued for cash under purchase plans                                             0.28              4.6
Options exercised under senior management stock option plan                      0.02              0.3
Stock-based compensation                                                            -              0.4
-------------------------------------------------------------------------------------------------------
December 31, 2002                                                              107.80          1,000.2
Issued for cash under purchase plans                                             0.36              5.7
Options exercised under senior management stock option plan                      0.10              1.6
Stock-based compensation                                                            -              0.9
-------------------------------------------------------------------------------------------------------
December 31, 2003                                                              108.26         $1,008.4
-------------------------------------------------------------------------------------------------------

As at December 31, 2003, there were 1.3 million (2002 - 1.4) common shares reserved for issuance under the senior management common share option plan, and
1.5 million (2002 - 1.6) common shares reserved for issuance under the employee common share purchase plan.

DIVIDEND REINVESTMENT AND EMPLOYEE COMMON SHARE PURCHASE PLANS

The Company has a Common Shareholder Dividend Reinvestment Plan and an Employee Common Share Purchase Plan, which provide an opportunity for shareholders and Company employees to reinvest dividends and employees to make cash contributions for the purpose of purchasing common shares.

                                                               [GRAPHIC OMITTED]

STOCK-BASED COMPENSATION PLAN

The Company has a common share option plan that grants options to senior management of the Company for a maximum term of ten years. The option price for these shares is the closing market price of the shares on the day before the option is granted.

All options granted to date are exercisable on a graduated basis with up to 25 percent of options exercisable on the first anniversary date and in further 25 percent increments on each of the second, third and fourth anniversaries of the grant. If an option is not exercised within ten years, it expires and the optionee loses all rights thereunder. The holder of the option has no rights as a shareholder until the option is exercised and shares have been issued. The maximum number of such shares optioned to anyone cannot exceed one percent of the issued and outstanding common shares on the date the option is granted.

If, before the expiry of an option in accordance with its terms, the optionee ceases to be an eligible person due to retirement or a change of responsibility at the Company's request, such option may, subject to the terms thereof and any other terms of the plan, be exercised at anytime within the 24 months following the date the optionee retires, but in any case prior to the expiry of the option in accordance with its terms.

If, before the expiry of an option in accordance with its terms, the optionee ceases to be an eligible person due to employment termination for just cause, resignation or death, such option may, subject to the terms thereof and any other terms of the plan, be exercised at anytime within the six months following the date the optionee is terminated, resigns, or dies, as applicable, but in any case prior to the expiry of the option in accordance with its terms.

                                          2003                    2002
                                ------------------------------------------------
                                               Weighted                 Weighted
                                                average  Shares under    average
                                 Shares under  exercise        option   exercise
                                       option     price                    price
--------------------------------------------------------------------------------
Outstanding, beginning of year      1,287,750    $16.07       770,150    $15.61
Granted                               543,200    $15.73       550,100    $16.65
Exercised                           (103,950)    $14.72      (22,500)    $13.00
Expired                             (246,400)    $16.40      (10,000)    $19.30
--------------------------------------------------------------------------------
Outstanding, end of year            1,480,600    $15.98     1,287,750    $16.07
Exercisable, end of year              531,825    $15.81       497,825    $15.52
--------------------------------------------------------------------------------

The weighted average contractual life of options outstanding at December 31, 2003 is 7.5 years (2002 - 7.0 years). The range of exercise prices for the options outstanding at December 31, 2003 is $11.25 to $19.30 (2002 - $11.25 to $19.30).

The Company is using the fair value based method to measure the compensation expense related to this plan, as well as its employee common share purchase plan, and has recorded $0.9 million (2002 - $0.4 million) of compensation expense related to new awards granted and shares purchased since the inception of the new stock-based compensation recommendations on January 1, 2002.

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for the grants:


                                            2003               2002
            Dividend yield                 5.31%              5.31%
            Expected volatility            15.0%              15.8%
            Risk-free interest rate        4.84%              5.03%
            Expected life                 7 years            7 years

                                                               [GRAPHIC OMITTED]

21.  FINANCIAL INSTRUMENTS

Financial instruments include the following:

                                                        2003                                  2002
                                              Carrying         Fair Value         Carrying         Fair value
                                               Amount       Liability (Asset)      Amount        Liability (Asset)
millions of dollars                       Liability (Asset)                    Liability (Asset)
--------------------------------------------------------------------------------------------------------------
Long-term debt                                $1,755.8           $1,947.8         $1,621.7         $1,796.9
Short-term debt                                  129.2              129.4            315.3            316.8
Derivative financial instruments (hedges)
     Interest rate swaps                           1.5                8.0              0.9              9.0
     Interest rate caps and collars                  -                0.3                -              0.8
     Natural gas swaps                               -              (0.3)                -            (1.7)
     Natural gas caps and collars                (3.6)                0.4            (2.1)            (1.5)
     Oil swaps                                       -             (13.1)                -            (8.6)
     Foreign exchange contracts                    0.5               11.5                -            (1.7)

Derivative financial instruments                 (0.8)              (0.8)                -                -
(non-hedges)
--------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT AND SHORT-TERM DEBT

The fair value of Emera's long-term and short-term debt is estimated based on the quoted market prices for the same or similar issues, or on the current rates offered to Emera, for debt of the same remaining maturities.

DERIVATIVE FINANCIAL INSTRUMENTS

The fair value of derivative financial instruments is estimated by obtaining prevailing market rates from investment dealers.

Interest Rates

The Company enters into interest rate hedging contracts that convert the interest characteristics of outstanding short-term debt from a floating to a fixed rate basis. Interest rate swap contracts converting floating interest on $135 million over 2004 to 2005 (2002 - $320 million over 2003 to 2005) to a weighted average fixed interest rate of 6.24% (2002 - 5.68%) were outstanding at December 31, 2003.

Interest rate collars are used to insure against extreme movements in interest rates on maturing debt. Interest rate collar contracts covering $50 million (2002 - $20 million) at average fixed interest rates in a range from 4.81% to 5.23% (2002 - 5.35% to 5.75%) were outstanding at December 31, 2003.

Commodity Prices

The Company purchased natural gas option contracts and entered into natural gas swap contracts in 2003 to limit exposure to fluctuations in natural gas prices. As at December 31, 2003, the Company had hedged approximately 80% of all natural gas purchases and sales for 2004.

The Company enters into oil swap and option contracts to limit exposure to fluctuations in world prices of heavy fuel oil. As at December 31, 2003, the Company had entered into oil swap contracts that fix the price of approximately 55% of 2004 requirements along with a portion of 2005 requirements.

The Company also entered into option contracts for the physical delivery of natural gas and coal.

On occasion the Company purchases non-hedging derivative financial instruments whose value is marked-to-market at each reporting date. On December 31, 2003 the Company held natural gas and oil futures which were marked-to-market.

Foreign Exchange

                                                               [GRAPHIC OMITTED]

Emera enters into foreign exchange forward, option, and swap contracts to limit exposure to currency rate fluctuations. Currency forwards are used to fix the Canadian dollar cost to acquire U.S. dollars, reducing exposure to currency rate fluctuations. Forward contracts to buy U.S. $89.5 million over 2004 and 2005 (2002 - U.S. $79 million over 2003 and 2004) at a weighted average rate of CAD $1.4167 (2002 - CAD $1.5516) were outstanding at December 31, 2003. There were also option contracts to buy U.S. $52.6 million in 2004 (2002 - U.S. $110 million over 2003 to 2007) at rates in a range from CAD $1.3180 to $1.5600 in 2004 (2002 - range of CAD $1.5600 in 2003 to $1.6703 in 2007) outstanding at
December 31, 2003.

Risk Management

Interest rate risk
The Company makes use of various financial instruments to hedge against interest rate risk, as discussed above. Additionally, the Company uses diversification as a strategy. It maintains a portfolio of debt instruments which includes short-term instruments and long-term instruments with staggered maturities. The Company also deals with several counterparties so as to mitigate interest rate concentration risk.

Credit risk
The Company is exposed to credit risk with respect to amounts receivable from customers. Credit assessments are conducted with respect to, and deposits are requested from, many new customers. The Company also maintains provisions for potential credit losses, which are assessed on a regular basis. With respect to customers outside of the sphere of electric customers, counterparty creditworthiness is assessed through reports of credit rating agencies or other available financial information.

22.  FOREIGN EXCHANGE TRANSLATION ADJUSTMENT

millions of dollars                                             2003        2002
--------------------------------------------------------------------------------
Balance, beginning of year                                      $2.9        $6.0
Effect of exchange rate changes                               (64.0)       (3.1)
--------------------------------------------------------------------------------
Balance, end of year                                         ($61.1)        $2.9
--------------------------------------------------------------------------------

23. RELATED PARTY TRANSACTIONS

    During the year, in the ordinary course of business, the Company purchased transportation capacity totaling $21.7 million (2002 - $18.8 million) from the Maritimes and Northeast Pipeline, an investment under significant influence of the Company. The amount is recognized in fuel for generation or netted against energy marketing margin in other revenue, and is measured at the exchange amount. At December 31, 2003 the amount payable to the related party is $2.3 million (2002 - $2.1 million).

24. COMMITMENTS

Emera had the following significant commitments at December 31, 2003:

    o NSPI has an annual requirement to purchase approximately 190 GWh of electricity from independent power producers for each of the next twenty years.
    o NSPI is required to purchase approximately 61.6 million cubic feet of natural gas per day for the next eight years, and an additional 4 million cubic feet per day, at the option of the supplier, for five years.
    o NSPI has commitments to purchase approximately 65,000 mmbtu per day of transportation capacity on the Maritimes and Northeast Pipeline for periods ranging from nine to nineteen years at an approximate cost of $16 million per year.
    o NSPI is responsible for managing a portfolio of approximately $1.1 billion of defeasance securities held in trust. The defeasance securities must provide the principal and interest streams of the related defeased debt. Approximately 69%, or $750 million, of the defeasance portfolio consists of investments in the related debt, eliminating all risk associated with this portion of the portfolio.
    o NSPI has a commitment to a third party for the transportation of its coal at its Lingan and Point Aconi generation station for ten years beginning in late 2002 at an approximate cost of $15 million per year.

                                                               [GRAPHIC OMITTED]

    o Bangor Hydro has various contracts committing it to purchase annually approximately $18 million to $25 million of electricity for the period from 2004 to 2017 from independent power producers. These commitments are reduced to approximately $1.9 million from 2018 to 2023.
    o Emera Energy must reserve and make available 56 MWh of energy per hour calculated at the Nova Scotia border for certain customers for a sales price of approximately $40 million, based on a cost plus formula, until the fourth quarter, 2004 unless terminated at the option of the customers.

25. GUARANTEES

Emera had the following guarantees at December 31, 2003:

    o Nova Scotia Power has guaranteed a tenant's obligation to its project sponsor to a maximum amount of $0.5 million for a term of 12 years beginning in 1997. The carrying amount of the guarantee is nil.

26.  COMPARATIVE INFORMATION

Certain of the comparative figures have been reclassified to conform to the financial statement presentation adopted for 2003.

                                                               [GRAPHIC OMITTED]

   OPERATING STATISTICS

   FIVE-YEAR SUMMARY
   Year Ended December 31                      2003        2002       2001      2000        1999
----------------------------------------------------------------------------------------------------
   Electric energy sales (GWh)
      Residential                              4,391.1     4,401.6   3,901.7    3,632.1     3,494.6
      Commercial                               3,586.1     3,401.8   2,862.3    2,661.9     2,582.8
      Industrial                               4,449.8     4,225.9   3,952.5    3,917.2     3,834.8
      Other                                    1,375.4     1,641.8     654.1      445.0       453.2
----------------------------------------------------------------------------------------------------
   Total electric energy sales                13,802.4    13,671.1  11,370.6   10,656.2    10,365.4
----------------------------------------------------------------------------------------------------
   Sources of energy (GWh)
   Thermal - coal                              9,218.7     8,861.6   8,854.8    8,863.7     7,816.0
           - oil                               1,537.2       289.2     690.8    1,347.8     1,870.9
           - natural gas                         119.5     1,578.7   1,129.1       43.8           -
   Hydro                                       1,176.8     1,108.7     692.2      881.2       980.7
   Wind                                            2.6         0.3         -          -           -
   Purchases                                   2,724.5     2,765.9     776.6      295.2       411.3
----------------------------------------------------------------------------------------------------
   Total generation and purchases             14,779.3    14,604.4  12,143.5   11,431.7    11,078.9
   Losses and internal use                       976.9       933.3     772.9      775.5       713.5
----------------------------------------------------------------------------------------------------
   Total electric energy sold                 13,802.4    13,671.1  11,370.6   10,656.2    10,365.4
----------------------------------------------------------------------------------------------------
   Electric customers
      Residential                              509,824     501,233   492,256    400,653     397,406
      Commercial                                48,846      47,914    46,974     32,186      31,753
      Industrial                                 2,393       2,325     2,292      2,194       2,118
      Other                                      8,341      11,663    10,932      7,073       6,760
----------------------------------------------------------------------------------------------------
   Total electric customers                    569,404     563,135   552,454    442,016     438,037
----------------------------------------------------------------------------------------------------
   Capacity
   Generating nameplate capacity (MW)
      Coal Fired                                 1,243       1,243     1,243      1,243       1,243
      Dual Fired                                   350         350       350        250           -
      Heavy Fuel Oil-Fired                           -           -         -        100         350
      Gas Turbine                                  274         225       225        204         204
      Hydroelectric                                395         395       395        395         395
      Wind Turbine                                   1           1         -          -           -
   Independent power producers                      67          66        66         25          25
----------------------------------------------------------------------------------------------------
                                                 2,330       2,280     2,279      2,217       2,217
----------------------------------------------------------------------------------------------------
   Total number of employees                     2,359       2,476     2,666      2,134       1,912
----------------------------------------------------------------------------------------------------
   km of transmission lines                      6,064       6,138     6,134      5,250       5,250
----------------------------------------------------------------------------------------------------
   km of distribution lines                     31,640      31,344    31,968     24,000      24,000
----------------------------------------------------------------------------------------------------

                                                               [GRAPHIC OMITTED]

   FIVE YEAR SUMMARY
   Years Ended December 31 (millions of dollars)      2003       2002     2001      2000     1999
----------------------------------------------------------------------------------------------------
   Statement of Earnings Information
   Revenue                                           $1,231.3  $1,227.2  $1,003.9   $896.5   $816.6
   Cost of operations
      Fuel for generation and power purchased           363.3     453.2    341.6     273.9    267.5
      Cost of fuel oil sold                              71.5      57.3     60.5      67.7     15.3
      Operating, maintenance and general                269.4     284.2    194.7     168.0    155.5
      Grants in lieu of property taxes                   33.1      22.8     13.2      11.0      8.9
      Provincial capital tax                              7.8       7.3      7.6       7.2      7.1
      Depreciation                                      127.7     127.8    108.4      98.3     94.8
----------------------------------------------------------------------------------------------------
                                                        872.8     952.6    726.0     626.1    549.1
----------------------------------------------------------------------------------------------------
   Earnings from operations                             358.5     274.6    277.9     270.4    267.5
   Regulatory amortization                             (18.2)    (23.9)    (9.3)    (19.0)   (23.1)
   Allowance for funds used during construction           5.1       4.9      5.5       4.8      4.8
   Equity earnings                                        8.6       7.0      9.6       6.0      5.3
----------------------------------------------------------------------------------------------------
   Earnings before interest and income taxes            354.0     262.6    283.7     262.2    254.5
   Interest                                             133.6     144.0    122.7     115.6    116.5
   Amortization of defeasance costs                      16.7      19.4     19.8      19.8     20.0
----------------------------------------------------------------------------------------------------
   Earnings before income taxes                         203.7      99.2    141.2     126.8    118.0
   Income tax                                            61.3       5.0     14.8      12.5      6.3
----------------------------------------------------------------------------------------------------
   Net earnings before non-controlling interest         142.4      94.2    126.4     114.3    111.7
   Non-controlling interest                              13.2      10.6     12.2       9.9     11.3
----------------------------------------------------------------------------------------------------
   Net earnings applicable to common shares             129.2      83.6    114.2     104.4    100.4
   Common dividends                                      92.8      84.4     81.0      73.2     72.2
----------------------------------------------------------------------------------------------------
   Earnings retained for use in Company                 $36.4    ($0.8)    $33.2     $31.2    $28.2
----------------------------------------------------------------------------------------------------
   Cost of fuel for generation - coal                  $211.9    $229.6   $202.9    $186.3   $184.3
                               - oil                     90.4      20.6     40.3      60.5     58.2
                               - natural gas           (58.4)      62.5     35.4       5.9        -
   Power purchased                                      119.4     140.5     63.0      21.2     25.0
----------------------------------------------------------------------------------------------------
   Total cost of fuel for generation and power         $363.3    $453.2   $341.6    $273.9   $267.5
   purchased
----------------------------------------------------------------------------------------------------
   Balance Sheet Information
   Current asset                                       $297.2    $331.7   $334.4    $196.6   $149.2
   Other assets                                         706.2     600.3    635.1     313.2    335.2
   Investments                                          102.8     112.2     98.6      67.0     54.7
   Property, plant and equipment                      2,734.7   2,863.7  2,891.3   2,374.2  2,362.8
----------------------------------------------------------------------------------------------------
   Total assets                                      $3,840.9  $3,907.9  $3,959.4 $2,951.0  $2,901.9
----------------------------------------------------------------------------------------------------
   Current liabilities                                 $505.9    $697.6   $938.9    $541.3   $448.5
   Other liabilities                                    172.1     193.0    190.2      28.0     19.3
   Long-term debt                                     1,589.5   1,417.8  1,381.4   1,155.0  1,260.5
   Non-controlling interest                             260.8     267.5    267.5     249.1    231.3
   Common shares                                      1,008.4   1,000.2    845.4     680.8    676.5
   Foreign currency translation adjustment             (61.1)       2.9      6.0         -        -
   Retained earnings                                    365.3     328.9    330.0     296.8    265.8
----------------------------------------------------------------------------------------------------
   Total equity and liabilities                      $3,840.9  $3,907.9  $3,959.4 $2,951.0  $2,901.9
----------------------------------------------------------------------------------------------------
   Statement of Cash flow information
   Cash provided by operating activities               $239.5    $257.9   $145.1    $208.1   $206.2
   Cash used in investing activities                    $80.9    $109.6   $566.2    $126.1   $144.0
----------------------------------------------------------------------------------------------------
   Financial ratios ($ per share)
   Earnings per share                                   $1.20     $0.85    $1.20     $1.20    $1.16
----------------------------------------------------------------------------------------------------